SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 4, 2010 (January 29, 2010)
Date of Report (Date of earliest event reported)
RED LION HOTELS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
201 W. North River Drive
Suite 100
Spokane, Washington 99201
(Address of Principal Executive Offices, Zip Code)
(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)	On January 29, 2010, Anupam Narayan resigned from our board of directors.

(e)	As previously reported in a current report on Form 8-K filed on January 14, 2010, we terminated the employment of Mr. Narayan as our President and Chief Executive Officer effective January 13, 2010. As a result of that termination, Mr. Narayan had certain rights under his existing employment agreement. On January 29, 2010, following his resignation from our board of directors, we entered into an agreement with Mr. Narayan that modified those rights in the following respects:
(i)	Under the existing employment agreement, Mr. Narayan was entitled to receive $727,693.15 on account of severance and a prorated 2010 bonus. We agreed to pay this amount to him on July 14, 2010 instead of at the time or times provided for in the existing employment agreement.

(ii)	The existing employment agreement provided that all restrictions on restricted stock units (RSUs) held by Mr. Narayan would lapse. We agreed that these restrictions would be deemed to lapse on the effective date of his termination and that the shares of common stock underlying the RSUs would be issued to him on January 29, 2010, instead of at the time or times provided for in the existing employment agreement.

(iii)	At the time his employment terminated, Mr. Narayan held a vested option to acquire 80,000 shares of our common stock at an exercise price of $5.10 per share. By its terms, that option would have expired 30 days following the termination. We agreed to extend the exercisability period of that option to July 30, 2010.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION
Dated: February 4, 2010	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Senior Vice President, General Counsel and Secretary

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